LIVEDEAL ANNOUNCES REVERSE STOCK SPLIT

LAS VEGAS, September 7, 2010 (BUSINESS WIRE) -- LiveDeal, Inc. (NASDAQ: LIVE), a provider of web-based customer acquisition services for small businesses, announced today that, effective as of the opening of trading this morning, the company has completed a 1-for-10 reverse stock split.  Accordingly, every ten shares of the company’s common stock have been combined into one share of common stock.  Any fractional share that results from the reverse stock split will be rounded to the next whole share.

The reverse stock split affects all of LiveDeal’s outstanding common stock.  In addition, the number of shares of common stock that LiveDeal is authorized to issue was reduced to 10 million in connection with the reverse stock split.

The impact of the reverse stock split will be reflected in the company’s share price beginning today.  LiveDeal’s common stock will trade under the symbol “LIVED” for a period of 20 trading days as a result of the reverse stock split.  LiveDeal’s common stock will also trade under a new CUSIP number.

LiveDeal’s shareholders of record will receive instructions from its transfer agent, Registrar and Transfer Company, regarding the procedures for exchanging their stock certificates in connection with the reverse stock split.  Shareholders are encouraged to surrender their stock certificates in connection with the reverse stock split.  Those shareholders who hold their LiveDeal common stock in “street name” will receive instructions from their broker if they need to take any action in connection with the reverse stock split.

The company’s Board of Directors approved the reverse stock split to help LiveDeal regain compliance with the $1.00 minimum bid price requirement for continued listing on the NASDAQ Capital Market.

About LiveDeal, Inc.

LiveDeal provides local customer acquisition services for small businesses to deliver an affordable way to extend their marketing reach to local, relevant customers via the Internet.  LiveDeal delivers local search engine marketing (SEM) and custom website products that combine leading technology with a strong partnership model and an inside sales team to create an efficient platform local businesses need to create and optimize their Internet search advertising campaigns.  LiveDeal partners with Google, Yahoo!, MSN and others. LiveDeal is headquartered in Las Vegas, Nevada.  For more information, visit www.livedeal.com.

Investment Relations Contact:
Larry Tomsic, CFO
Phone: 702-939-0230
Ltomsic@livedeal.com

Press Release Contact:
Pamela Sziebert, VP of Marketing
Phone: 702-939-0230
Psziebert@livedeal.com

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